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                                                                   Exhibit 10.20

                                  U. S. BANCORP
                           PERFORMANCE CASH AWARD PLAN

                  THIS PERFORMANCE CASH AWARD PLAN (the "Plan") was adopted by
U. S. Bancorp, an Oregon corporation ("Bancorp"), on February 15, 1996, effective as of January 1, 1996. Capitalized terms that are not otherwise defined herein have the meanings set forth in Article 10.

                                    ARTICLE 1
                                 PURPOSE OF PLAN

                  The continued growth and success of Bancorp depend upon its ability to attract and retain the services of senior executives of the highest level of competence and to provide incentives for their effective service and superior performance. The purpose of the Plan is to advance the interests of Bancorp and its shareholders through a long-term incentive compensation program that will attract, retain, and motivate senior executives.

                                    ARTICLE 2
                              SPONSORING EMPLOYERS

                  The Plan is sponsored and will be maintained on behalf of Bancorp and any corporation in which Bancorp owns (directly or indirectly) stock possessing 50 percent or more of the combined voting power that has, by resolution of its board of directors, sponsored and maintained the U. S. Bancorp Supplemental Benefits Plan. Bancorp and such corporations are referred to collectively as the "Sponsoring Employers."

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                                    ARTICLE 3
                                   ELIGIBILITY

                  The executives eligible to participate in the Plan are members of the Executive Committee and any other officers and executives (who may also be directors) of the Sponsoring Employers with comparable responsibilities who are selected by the Compensation Committee.

                                    ARTICLE 4
                                  PARTICIPATION

                  For each Performance Cycle, the Compensation Committee shall select the executives who are to participate in the Plan. An executive who becomes eligible after the beginning of a Performance Cycle may be designated by the Compensation Committee to be a Participant for the remaining portion of the Performance Cycle.

                                    ARTICLE 5
                             PERFORMANCE CASH AWARDS

                  5.1 Nature of Performance Cash Awards. A Performance Cash Award is an award providing for a cash award subject to such terms and conditions as the Compensation Committee deems appropriate, including without limitation the requirement the Participant will earn such cash award or a portion of the cash award only in the event specified Performance Goals are met within a specified Performance Cycle.

                  5.2 Target Percentage and Target Award. For each Performance Cycle, the Compensation Committee will specify a Target Percentage for each Participant to be used to determine the Participant's Target Award. The Target Award for each Participant will be

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the product of the Participant's Target Percentage and (as specified by the
Compensation Committee in the Performance Cash Award Agreement) either:

                  - The Participant's annualized base salary as in effect as of the last day of the Performance Cycle; or

                  - The Participant's average annual base salary during the Performance Cycle.

                  5.3 Performance Cycle. For each Performance Cash Award, the Compensation Committee will designate a performance period (the "Performance Cycle") with a duration to be determined by the Compensation Committee in its discretion within which specified Performance Goals are to be attained. There may be several Performance Cycles in existence at any one time, and the duration of Performance Cycles may differ from each other.

                  5.4 Performance Goals. The Compensation Committee will establish performance criteria ("Performance Goals") for each Performance Cycle. The Performance Goals may be any one or a combination of:

                  -        Net income

                  -        Cash flow

                  -        Any profit-related return ratios or calculations.
Such Performance Goals may be measured on an absolute basis or relative to a group of peer banks designated by the Compensation Committee, relative to internal goals, or relative to levels obtained in prior years. The Compensation Committee will establish specific Performance Goals for each Performance Cash Award not later than 90 days after the beginning of the Performance Cycle for the award. During any Performance Cycle, the

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Compensation Committee may adjust the Performance Goals for such Performance
Cycle as it deems equitable in recognition of unusual or nonrecurring events affecting Bancorp, changes in applicable tax laws or accounting principles, or such other factors as the Compensation Committee may determine; provided, however, that the Compensation Committee may not adjust Performance Goals for any Participant who is a covered employee for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, for the year in which an Award is settled, in such a manner as would increase the amount of compensation otherwise payable to such covered employee.

                  5.5 Award Limitations. The maximum amount of compensation payable with respect to Performance Cash Awards granted to any individual Participant under the Plan and under the U. S. Bancorp 1993 Stock Incentive Plan may not exceed $2 million in the aggregate for each calendar year in a Performance Cycle.

                  5.6 Determination of Awards. As soon as practicable after the end of a Performance Cycle, the Compensation Committee will determine the extent to which Performance Cash Awards have been earned on the basis of performance in relation to the established Performance Goals.

                  5.7 Settlement of Performance Cash Awards. Settlement of earned Performance Cash Awards will be made to each Participant as soon as practicable after the expiration of the Performance Cycle and the Compensation Committee's determination under Section of the extent to which the Award has been earned by the payment of cash equal to the earned portion of the Award.

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                  5.8      Performance Cash Award Agreement. For each
Participant for each Performance Cycle, a grant of a Performance Cash Award under the Plan will be evidenced by a Performance Cash Award Agreement. Each Performance Cash Award Agreement shall set forth:

                  -        The Performance Cycle;

                  - The Participant's Target Percentage and the method to be used to determine the Participant's Target Award;

                  - The Performance Goals and the method of determining the extent to which the Performance Goals are achieved;

                  - The method of computing the amount, if any, of the Performance Cash Award to be earned if the Participant terminates employment before the end of the Performance Cycle; and

                  - Such other terms and conditions not inconsistent with the Plan as the Compensation Committee may determine.

                  5.9 Right to Receive Award. A Participant must continue employment with a Sponsoring Employer until the end of a Performance Cycle in order to be entitled to receive the Participant's Performance Cash Award for that Performance Cycle in accordance with the terms of the Plan. If a Participant's employment with the Sponsoring Employers is terminated before the end of the Performance Cycle for a reason other than death, Disability, Position Termination, Retirement, or Change in Control, the Participant shall not be entitled to any Award for that Performance Cycle. If a Participant's employment with the Sponsoring Employers is terminated before the end of the Performance Cycle due to death, Disability, Position Termination, Retirement, or Change in Control, the Participant or the

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Participant's beneficiary or estate will be entitled to receive a pro-rata portion of the Participant's Award for the Performance Cycle only if, and to the extent, specified in the Performance Cash Award Agreement.

                                    ARTICLE 6
                                PAYMENT OF AWARDS

                  Unless a Participant who is eligible to participate in the U.
S. Bancorp 1991 Executive Deferred Compensation Plan, or any successor or other similar deferred compensation plan maintained by one or more of the Sponsoring Employers, makes a deferral election under such deferred compensation plan covering Awards under this Plan, a Participant's Performance Cash Award shall be paid in a lump sum within three months after the end of the Performance Cycle to which the Award relates.

                                    ARTICLE 7
                                 ADMINISTRATION

                  The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. Decisions by the Compensation Committee shall be final and binding upon all parties affected by the Plan, including the beneficiaries of Participants.

                                    ARTICLE 8
                                  MISCELLANEOUS

                  8.1 Nonassignability of Benefits. A Participant's benefits under the Plan cannot be sold, transferred, anticipated, assigned, pledged, hypothecated, seized by legal process, subjected to claims of creditors in any way, or otherwise disposed of.

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                  8.2      Governing Law. This Plan and any amendments shall be
construed, administered, and governed in all respects in accordance with applicable federal law and the laws of the state of Oregon.

                  8.3 No Right of Continued Employment. Nothing in the Plan shall confer upon any person the right to continue in the employ of any Sponsoring Employer or interfere in any way with the right of any Sponsoring Employer to terminate the person's employment at any time.

                  8.4 Withholding Taxes. The Sponsoring Employer shall withhold any taxes required by law to be withheld in connection with payment of an Award under this Plan.

                                    ARTICLE 9
                           AMENDMENTS AND TERMINATION

                  The Compensation Committee has the power to terminate this Plan at any time or to amend this Plan at any time and in any manner that it may deem advisable.

                                   ARTICLE 10
                                   DEFINITIONS

                  For purposes of this Plan, the following terms have the meanings set forth in this Article :

                  AWARD - A Performance Cash Award.

                  BANCORP - U. S. Bancorp, an Oregon corporation.

                  BOARD - The Board of Directors of U. S. Bancorp.

                  CHANGE IN CONTROL - A change in control of Bancorp as that term is defined in the U. S. Bancorp 1993 Stock Incentive Plan as in effect from time to time.

                  COMPENSATION COMMITTEE - The Compensation Committee of the Board.

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                  DISABILITY - The condition of being permanently "disabled"
within the meaning of Section 22(e)(3) of the Code, namely being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. However, the Committee may, by resolution, change the foregoing definition of "Disability" or may adopt a different definition for purposes of specific Awards.

                  EXECUTIVE COMMITTEE - Bancorp's Executive Management Committee, or any successor committee designated by the Board.

                  PARTICIPANT - An eligible employee designated by the Compensation Committee to participate in the Plan for all or a portion of a Performance Cycle.

                  PERFORMANCE CYCLE - A designated performance period during which an Award may be earned.

                  POSITION TERMINATION - The elimination of a Participant's employment position with a Sponsoring Employer.

                  RETIREMENT - Retirement under the U. S. Bancorp Retirement Plan. However, the Committee may, by resolution, change the foregoing definition of "Retirement" or may adopt a different definition for purposes of specific Awards.

                  SPONSORING EMPLOYER - Bancorp and the subsidiaries of Bancorp that sponsor and maintain the Plan as provided in Article 2.

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                  TARGET AWARD - The targeted award for a Participant for a
Performance Cycle specified by the Compensation Committee as provided in Section 5.2.

                  IN WITNESS WHEREOF this Plan was executed this 15th day of February, 1996.

                                                 U. S. BANCORP

                                                 By: /s/
                                                 Title: Executive Vice President

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